U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Tozer, Jr., W. James
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1112 Park Avenue
--------------------------------------------------------------------------------
                                    (Street)

New York, NY  10128
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Epigen, Inc.; Not Currently Trading
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


   08/2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

07/1999
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                             6.
                                                            4.                              5.               Owner-
                                                            Securities Acquired (A) or      Amount of        ship
                                               3.           Disposed of (D)                 Securities       Form:        7.
                                               Transaction  (Instr. 3, 4 and 5)             Beneficially     Direct       Nature of
                                 2.            Code         ------------------------------- Owned at End     (D) or       Indirect
1.                               Transaction   (Instr. 8)                   (A)             of Month         Indirect     Beneficial
Title of Security                Date          ------------     Amount      or     Price    (Instr. 3        (I)          Ownership
(Instr. 3)                       (mm/dd/yy)     Code     V                  (D)             and 4)           (Instr.4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                     06/28/00       P               855,800     A      $0.01       1,847,308     1,835,489(D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     06/28/00       P               450,000     A      $0.50                     11,819(I)  IRA
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     06/28/00       P                40,956     A      $1.00
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                  08/21/00       P                 4,546     A      $1.00
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                   10.
                                                                                                       9.          Owner-
                                                                                                       Number      ship
                                                                                                       of          Form
                 2.                                                                                    Deriv-      of
                 Conver-                    5.                              7.                         ative       Deriv-   11.
                 sion                       Number of                       Title and Amount           Secur-      ative    Nature
                 or                         Derivative     6.                of Underlying     8.       ities       Secur-   of
                 Exer-             4.       Securities     Date              Securities        Price    Bene-       ity:     In-
                 cise     3.       Trans-   Acquired (A)   Exercisable and   (Instr. 3 and 4)  of       ficially    Direct   direct
                 Price    Trans-   action   or Disposed    Expiration Date   ----------------  Deriv-   Owned       (D) or   Bene-
1.               of       action   Code     of(D)          (Month/Day/Year)            Amount  ative    at End      In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,     ----------------            or      Secur-   of          direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)       Date     Expira-            Number  ity      Month       (I)      ship
Security         Secur-   Day/     ------   ------------   Exer-    tion               of      (Instr.  (Instr.     (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)     cisable  Date     Title     Shares  5)       4)          4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Series A         n/a     07/15/99  P                       07/19/99 n/a      Common    100,000    1.00              D
Preferred Stock                                                              Stock                       50,000
------------------------------------------------------------------------------------------------------------------------------------
Series B         n/a      05/04/00 P         75,000(A)     06/26/00 n/a      Common     75,000    1.00              D
Preferred Stock                                                              Stock                       75,000
------------------------------------------------------------------------------------------------------------------------------------
Warrant          $1.00    08/21/00
                                   P          4,546(D)     09/95    09/01/00 Common      4,546                0
                                                                             Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrant            .50*   08/31/98 P                       08/31/98 08/31/03 Common    300,000 n/a      300,000     D
                                                                             Stock
------------------------------------------------------------------------------------------------------------------------------------
Series F Warrant $0.75    02/23/99 P                       03/31/99 03/31/04 Common     50,000 n/a       50,000     D
                                                                             Stock
------------------------------------------------------------------------------------------------------------------------------------
Series G Warrant $1.00    02/23/99 P                       03/31/99 03/31/04 Common     50,000 n/a       50,000     D
                                                                             Stock
====================================================================================================================================

Explanation of Responses:

   Reporting person exercised 4,546 warrants for 4,546 shares of issuers Common Stock at a price of $1.00 per share.

*Reflects correction of error in earlier report.



/s/  W. James Tozer, Jr.                                        09/07/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2